Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined balance sheet at March 31, 2012 and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2012, and for the year ended December 31, 2011 presented herein are based on the historical financial statements of Entropic and Trident’s STB Business after giving effect to Entropic’s acquisition of Trident’s STB Business and the assumptions and adjustments described in the accompanying notes to these unaudited pro forma condensed combined financial statements. Except for certain reclassifications, which are also described in the accompanying notes to these unaudited pro forma condensed combined financial statements, there were no adjustments to conform Trident’s STB Business accounting policies to Entropic’s accounting policies because such adjustments were considered immaterial for the respective periods presented.

The unaudited condensed combined pro forma balance sheet data assume that the acquisition took place on March 31, 2012 and combine Entropic’s consolidated balance sheet as of March 31, 2012 with Trident’s STB Business’ consolidated balance sheet as of March 31, 2011.

The unaudited pro forma condensed combined statement of operations data for the three months ended March 31, 2012 combine the historical unaudited consolidated statement of operations of Entropic for the three months ended March 31, 2012 with the unaudited consolidated statement of operations of Trident’s STB Business for the three months ended March 31, 2012. The unaudited pro forma condensed combined statement of operations data for the three months ended March 31, 2012 give effect to the merger as if it occurred on January 1, 2011.

The unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2011 combine the historical consolidated statement of operations of Entropic for the year ended December 31, 2011 with the unaudited consolidated statement of operations of Trident’s STB Business for the twelve months ended December 31, 2011. The unaudited pro forma condensed combined statement of operations data for the fiscal year ended December 31, 2011 give effect to the merger as if it occurred on January 1, 2011.

The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters or any anticipated synergies, operating efficiencies or cost savings that may be associated with the acquisition. The unaudited pro forma condensed combined financial data also do not include any integration costs, cost overlap or estimated future transaction costs, except for fixed contractual transaction costs that the companies expect to incur as a result of the acquisition. In addition, as explained in more detail in the notes to the unaudited pro forma condensed combined financial statements, the acquisition date fair values of the identifiable assets acquired and liabilities assumed reflected in the unaudited pro forma condensed combined financial statements are subject to adjustment to reflect, among other things, the actual closing date, and may vary significantly from the actual amounts that will be recorded upon completion of the acquisition method accounting.

The historical financial information has been adjusted to give effect to events that are directly attributable to the Acquisition, factually supportable and, with respect to the statements of operations, expected to have a continuing impact on the results of the combined company. These unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and accompanying notes of Trident’s STB Business (contained elsewhere in this Form 8-K), and Entropic’s historical financial statements and accompanying notes appearing in its periodic SEC filings including the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and its Quarterly Report on Form 10-Q for the three months ended March 31, 2012. The adjustments that are included in the following unaudited pro forma combined financial statements are described in Note 2 below, which includes the lettered notes that are marked in those financial statements.

Entropic Communications, Inc

Unaudited Pro Forma Condensed Combined Balance Sheet

(in thousands)

As of March 31, 2012

	Entropic	Trident	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$106,615	$318	$(75,667	)(A)	$31,266
Marketable Securities	90,122	—	—		90,122
Accounts receivable	25,776	7,570	—		33,346
Accounts receivable – related party	—	177	(177	)(B)	—
Inventory	20,217	7,166	—		27,383
Notes receivable from related party	—	8,708	(8,708	)(B)	—
Deferred tax assets, net	13,927	—	—		13,927
Prepaid expenses and other current assets	7,475	5,466	—		12,941

Total current assets	264,132	29,405	(84,552)		208,985
Property and equipment, net	10,637	1,075	1,358	(C)	13,070
Long-term marketable securities	37,657	—	—		37,657
Deferred tax assets, net	9,600	—	—		9,600
Acquired intangibles, net	—	17,714	25,486	(D)	43,200
Goodwill	—	—	7,083	(D)	7,083
Other assets	10,159	8,220	(8,095	)(E)	10,284

Total assets	$332,185	$56,414	$(58,720)		$329,879

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,972	$816	$(816	)(F)	$13,972
Accounts payable to related parties	—	9,532	(9,532	)(F)	—
Accrued expenses and other current liabilities	10,650	8,688	(7,255	)(G)	12,083
Deferred margin	—	900	(900	)(H)	—

Total current liabilities	24,622	19,936	(18,503)		26,055
Deferred rent	971	—	—		971
Other long-term liabilities	200	620	(620	)(F)	200
Liabilities subject to compromise	—	8,884	(8,884	)(F)	—

Total liabilities	25,793	29,440	(28,007)		27,226

Total shareholders’ equity	306,392	26,974	(30,713)		302,653

Total liabilities and shareholders’ equity	$332,185	$56,414	$(58,720)		$329,879

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Entropic Communications, Inc

Unaudited Pro Forma Condensed Combined Statement of Operations

(in thousands, except for per share information)

For the Three Months Ended March 31, 2012

	Entropic	Trident	Pro forma Adjustments		Pro Forma Combined
Net revenue	$59,103	$19,967	$—		$79,070
Cost of revenue	25,911	16,244	(48	)(D,I)	42,107

Gross profit	33,192	3,723	(48)		36,963

Operating expenses:
Research and development	15,471	10,941	(112	)(D,I)	26,300
Selling, general and administrative	10,335	5,727	814	(D,I)	15,329
			(1,547	)(J)
Restructuring charges	—	188	—		188

Total operating expenses	25,806	16,856	(845)		41,817

Operating income (loss)	7,386	(13,133)	893		(4,854)
Loss related to equity method investment	(832)	—	—		(832)
Other income (expense)	290	(165)	—		125

Income (loss) before reorganization items and provision for income taxes	6,844	(13,298)	893		(5,561)
Reorganization items	—	(1,471)	1,471	(K)	—
Income tax provision	2,951	67	(5,236	)(L)	(2,218)

Net income (loss)	$3,893	$(14,836)	$7,600		$(3,343)

Net income (loss) per share:
Basic	$0.04				$(0.04)
Diluted	$0.04				$(0.04)
Shares used in computing net income (loss) per share:
Basic	87,342				87,342
Diluted	89,337				87,342

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Entropic Communications, Inc

Unaudited Pro Forma Condensed Combined Statement of Operations

(in thousands, except for per share information)

For the Year Ended December 31, 2011

	Entropic	Trident	Pro forma Adjustments		Pro Forma Combined
Net revenue	$240,628	$124,186	$—		$364,814
Cost of revenue	107,922	93,225	(2,541	)(D,I)	198,606

Gross profit	132,706	30,961	2,541		166,208

Operating expenses:
Research and development	60,065	62,420	(1,288	)(D,I)	121,197
Selling, general and administrative	32,137	25,287	1,834	(D,I)	57,843
			(1,415	)(J)
Restructuring charges	—	2,965	—		2,965

Total operating expenses	92,202	90,672	(869)		182,005

Operating income (loss)	40,504	(59,711)	3,410		(15,797)
Loss related to equity method investment	(791)	—	—		(791)
Other income (expense)	904	(94)	—		810

Income (loss) before reorganization items and provision for income taxes	40,617	(59,805)	3,410		(15,778)
Reorganization items	—	(506)	506	(K)	—
Income tax provision	14,053	2,709	(23,641	)(L)	(6,879)

Net income (loss)	$26,564	$(63,020)	$27,557		$(8,899)

Net income (loss) per share:
Basic	$0.31				$(0.10)
Diluted	$0.30				$(0.10)
Shares used in computing net income (loss) per share:
Basic	86,258				86,258
Diluted	89,018				86,258

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Entropic Communications, Inc

Notes to Unaudited Pro Forma Combined Financial Statements

1. Purchase Price

The pro forma condensed combined balance sheet as of March 31, 2012 reflects the following allocation of the total purchase price to Trident’s net tangible and intangible assets, with the residual allocated to goodwill (in thousands):

Tangible assets acquired		$26,847
Liabilities assumed		(1,463)
Identifiable intangibles at acquisition-date fair value:
Developed technology	32,400
In-process research & development	3,500
Customer-related intangible	3,900
Non-compete agreement	1,400
Customer Backlog	2,000
		43,200
Residual goodwill		7,083

Preliminary allocation of fair value of assets acquired and liabilities assumed		$75,667

The purchase price of Trident’s STB Business unit, as presented below is subject to change, as Entropic finalizes its purchase accounting.

2. Pro Forma Adjustments

The pro forma condensed combined financial statements are based upon the historical consolidated financial statements of Entropic and Trident and certain adjustments which Entropic believes are reasonable to give effect to the Trident acquisition. These adjustments are based upon currently available information and certain assumptions, and therefore the actual adjustments will likely differ from the pro forma adjustments. The pro forma condensed combined financial statements were prepared using the acquisition method of accounting for the business combination. As discussed above, the purchase price allocation is considered preliminary at this time. However, Entropic believes that the preliminary purchase price allocation and other related assumptions utilized in preparing the pro forma condensed combined financial statements provide a reasonable basis for presenting the pro forma effects of the Trident acquisition.

Entropic believes there are no adjustments, in any material respects, that need to be made to present the Trident financial information in accordance with U.S. GAAP, or to align Trident’s historical accounting policies with Entropic’s accounting policies.

The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet:

(A) To record cash paid by Entropic as purchase consideration to the selling Trident entities. The purchase consideration of $75.7 million was derived from the base purchase price of $65 million plus the current estimated working capital adjustment of $10.7 million measured as of the acquisition date and as defined in the Purchase Agreement.

(B) To eliminate related party receivables not included in the purchased working capital.

(C) The $1.4 million increase in property and equipment in the pro forma condensed combined balance sheet represents the recognition of the estimated additional fair value relative to net book value carried on Trident’s balance sheet as of the acquisition date.

(D)	To record the difference between the historical values and estimated fair values of Trident’s intangible assets acquired and the associated pre-tax amortization expenses. The calculations associated with this adjustment are set forth in the table below (in thousands):

	Trident Historical Amounts, Net	Assessed Fair Value	Fair Value Adjustment	Three Month Amortization Based Upon Estimated Fair Values	Annual Amortization Based Upon Estimated Fair Values
Developed technology	$9,268	$32,400	$23,132	$2,025	$8,100
In-process research and development	8,446	3,500	(4,946)	—	—
Customer-related intangible	—	3,900	3,900	139	557
Non-compete agreement	—	1,400	1,400	175	700
Customer backlog	—	2,000	2,000	500	2,000

Total identifiable intangible assets	$17,714	$43,200	$25,486	$2,839	$11,357
Goodwill	$—	$7,083	$7,083	$—	$—
Total intangible assets	$17,714	$50,283	$32,569	$2,839	$11,357

Total Trident historical amortization of intangible assets				2,185	8,925

Total increase in amortization of intangible assets				$654	$2,432

The valuation of the acquired intangible assets is preliminary and may change in the final purchase price allocation.

(E)	To eliminate assets not included in the transaction.

(F)	To eliminate liabilities not assumed as part of the transaction.

(G)	Entropic agreed to assume approximately $1.5 million of specific employee liabilities as part of the transaction. All other liabilities were not assumed as part of the transaction.

(H)	The $0.9 million decrease in deferred margin is required to arrive at the estimated fair value of the deferred margin under purchase accounting requirements.

The following pro forma adjustments are included in the unaudited pro forma condensed combined statements of operations:

(I)	To record the additional amortization expense related to intangible assets arising from the acquisition of Trident. For purposes of the pro forma adjustments presented, we have used the following estimated asset lives and cost classifications:

Intangible asset	Asset Life
Developed technology	4 years
In-process Research & Development	4 years
Customer-related intangible	7 years
Non-compete agreement	2 years
Customer backlog	1 year

The valuation of the acquired intangible assets is preliminary, and such estimated asset lives may change in the final purchase price allocation. Further, pro forma amortization expense has been calculated using the straight line method. Upon completion of the valuation process, the Company may conclude that the intangible assets should be amortized on a basis other than straight line.

(J)	To eliminate non-recurring transaction fees.

(K)	To eliminate bankruptcy related reorganization costs.

(L)	To record the estimated tax impact of the pro forma adjustments at the effective tax rates (federal and state) for the historical periods presented